EXHIBIT 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT, dated as of April 24, 2009 (the “Agreement”), is by and between Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), and GAMCO Asset Management Inc., a New York corporation (“GAMCO”).

WHEREAS, GAMCO and its affiliates are the beneficial owners, on behalf of their investment advisory clients, of approximately 4,888,754 Common Shares, $0.01 par value per share (“Common Shares”), and 3,306,696 Special Common Shares, $0.01 par value per share (“Special Common Shares” and, together with the Common Shares, the “Publicly Traded Shares”), representing a total of approximately 8,195,450, or 7.75%, of the outstanding Publicly Traded Shares of the Company;

WHEREAS, the holders of Publicly Traded Shares elect four of the twelve directors of the Company, and the holders of Series A Common Shares, $0.01 par value per share (“Series A Common Shares”), and of Preferred Shares, $0.01 par value per share (“Preferred Shares” and, together with the Series A Common Shares, the “Series A Group Shares”), of the Company, elect eight of the twelve directors of the Company;

WHEREAS, on February 17-20, 2009, GAMCO delivered notices (the “Notices”) to the Company, indicating its intention to nominate four individuals for election to the Board of Directors of the Company (the “Board”) by the holders of Publicly Traded Shares;

WHEREAS, on March 12, 2009, the Board nominated the following incumbent directors for election as directors at the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) by Publicly Traded Shares:  Gregory P. Josefowicz, Christopher D. O’Leary, Mitchell H. Saranow and Herbert S. Wander.

WHEREAS, on March 13, 2009, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”), which was amended on March 25, 2009;

WHEREAS, the Company and GAMCO have determined that the interests of the Company and its shareholders would be best served by the termination and withdrawal of the Notices in consideration for the agreements set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.                                          Board Matters.

a.                                       The Company agrees that the Company and the Board will amend the Board’s prior nomination of persons for election as directors by the holders of Publicly

Traded Shares at the 2009 Annual Meeting, to cause such slate of nominees standing for election and recommended by the Board to include Christopher D. O’Leary and Herbert S. Wander (the “Incumbent Nominees”) and (ii) Clarence A. Davis (“Davis”) and Gary L. Sugarman (“Sugarman” and, with Davis, the “GAMCO Nominees” and, together with the Incumbent Nominees, the “Public Nominees”) and to name the GAMCO Nominees in the Company’s Proxy Statement, the Proxy and the ballot for the Company’s 2009 Annual Meeting as part of the Company’s proposed slate of directors for election by the holders of the Publicly Traded Shares.  In addition, the Company shall recommend in its Proxy Statement, Proxy and ballot that the holders of the Publicly Traded Shares vote to elect the GAMCO Nominees.

b.                                      GAMCO will, and will cause each of its controlled affiliates to, vote all Publicly Traded Shares that it is entitled to vote at the 2009 Annual Meeting in favor of the election of each of the identified Public Nominees at the 2009 Annual Meeting.

c.                                       GAMCO will use its reasonable best efforts to cause the GAMCO Nominees to cooperate fully with the Company in connection with the Company’s process for selecting, evaluating and appointing directors to serve on the Board.

d.                                      If, prior to the 2010 annual meeting of shareholders of the Company, either Davis or Sugarman (or any replacement therefor) is unable or unwilling to serve as a GAMCO Nominee, then GAMCO (and no other person, group, or entity) shall select a replacement director, and the Company shall take any and all action to fill such vacancy with such replacement director, subject to the reasonable determination of the Corporate Governance and Nominating Committee that any proposed replacement meets all applicable independence and qualification standards with respect to serving as a director.

Section 2.                                          Withdrawal of Nominations; Termination of Proxy Solicitation.

a.                                       Subject to the Company’s compliance with Section 1 hereof, GAMCO hereby withdraws the Notices of its intention to nominate persons for election as directors at the 2009 Annual Meeting and will not nominate any persons for election as directors at the 2009 Annual Meeting.

b.                                      Concurrently, with the execution of this Agreement, GAMCO will cease, and will cause all of its controlled affiliates to cease, any and all efforts with respect to any proxy solicitation in connection with such Notices and nominations, except as provided in Section 1.

Section 3.                                          Role of GAMCO Nominees.

The Company agrees that the GAMCO Nominees, upon election or appointment to the Board, will serve as integral members of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure policies, and other governance guidelines, and will have the same rights and benefits, including with respect to insurance coverage, indemnification and contribution rights, exculpation, advancement of expenses, and compensation and fees, access to personnel and information as are applicable to all independent directors of the Company.  So long as any GAMCO Nominee is a member of the Board, the Corporate Governance and Nominating Committee in good faith will recommend each GAMCO Nominee to serve on any committee or committees of the Board which it determines to be appropriate, taking into account each of their specific backgrounds and experience as a member of the Board.  Each GAMCO Nominee will be given the same consideration in this regard as any other independent director of the Company.

Section 4.                                          Indemnification.

In connection with the GAMCO Nominees’ indemnification rights, the Company hereby confirms that each GAMCO Nominee will be indemnified to the same extent as other directors as provided by the Company’s Bylaws, including Section 8.1(o) of the Company’s Bylaws, which provides that any person who ceases to be a director shall continue to be entitled to indemnification and advancement of expenses with respect to alleged acts and omissions that occur during the period of time that such persons was a director.

Section 5.                                          Press Release.

The Company and GAMCO shall provide at least 24 hours notice to the other party prior to issuing any press release or other written public announcement with respect to this Agreement or any GAMCO Nominee; provided, however, that the Company or GAMCO may issue any such press release or make such written public statements and may make any regulatory filings as the Company or GAMCO determines in its sole discretion, is required by law or the rules or regulations of the SEC, FINRA or other regulatory authorities.

Section 6.                                          Agreements Regarding 2010 Annual Meeting

If the Board nominates both of the GAMCO Nominees (including any GAMCO Replacement identified pursuant to Section 1.d.) for election as directors at the Company’s 2010 annual meeting  (“2010 Annual Meeting”), GAMCO agrees that it and its controlled affiliates (a) will vote all Publicly Traded Shares that it is entitled to vote at the 2010 Annual Meeting in favor of the election of each of the persons nominated by the Board for election as directors by the holders of Publicly Traded Shares at the 2010 Annual Meeting (the “2010 Public Nominees”), and (b) will not (i) provide a notice to the Company that it intends to nominate or nominate persons for election as directors at the 2010 Annual Meeting, (ii) take any action, including as part of any group, to solicit proxies or votes for any persons other than the 2010 Public Nominees or (iii) advise, assist, encourage or seek to persuade any other person to take any of the action in subclauses (i) or (ii) of this clause (b).

In the event that the Board determines to nominate only one of the GAMCO Nominees or neither of the GAMCO Nominees (including any GAMCO Replacement) for election as directors at the Company’s 2010 annual meeting, the Company agrees to provide notice of such determination

(“Notice”) to GAMCO in writing no less than 60 days prior to the last date (the “Advance Notice Date”) on which a stockholder of the Company would be required to give notice to the Company of its intention to nominate directors for election at the Company’s 2010 annual meeting, as set forth in the Company’s bylaws.  In the event that the Board determines to nominate only one of the GAMCO Nominees or neither of the GAMCO Nominees (including any GAMCO replacement), or in the event that the Company’s Notice is not provided to GAMCO at least 60 days prior to the Advance Notice Date, GAMCO will not be subject to any of the limitations referred to in Section 6 above.   Further, in the event that the Company’s Notice is provided to GAMCO less than 60 days prior to the Advance Notice Date, the Company agrees that GAMCO’s time in which to provide notice of its intention to nominate persons for election as directors at the Company’s 2010 annual meeting shall be extended by an equal number of days.

Section 7.                                          Representations.

Each of the parties hereto represents and warrants to the other party that:

a.                                       such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

b.                                      the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of such party and by all other required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

c.                                       this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms; and

d.                                      this Agreement will not result in a violation or default of any terms or provisions of such party’s organizational or governing documents, any material agreements to which such person is a party or by which such party may otherwise be bound or any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

Section 8.                                          Compliance with the Federal Securities Laws.

The Company and GAMCO each hereby acknowledge that they are aware of the federal securities laws, which, among other things, prohibit any person from trading securities of an issuer while in possession of material, non-public information concerning the issuer, and from communicating such material, non-public information to another person under circumstances in which it is reasonably foreseeable that such person is likely to effect transactions in such securities. The Company and GAMCO hereby agree to comply with such laws.

Section 9.                                          Specific Performance.

Each of GAMCO and the Company acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any provision of this Agreement was not performed in accordance with its specific terms.  It is accordingly agreed that GAMCO and the Company will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement, and in either case no bond or other security shall be required in connection therewith.

Section 10.                                   Governing Law; Entire, Binding Agreement.

This Agreement, and any claim arising out of, relating to or associated with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles or any other principle that could require the application of the laws of any other jurisdiction.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, representatives and assigns of the parties hereto.

Section 11.                                   Notices.

All notices and other communications pursuant to this Agreement shall be in writing and shall be delivered personally, sent by facsimile (with receipt confirmed), sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

If to the Company:

Telephone and Data Systems, Inc.

30 N. LaSalle Street, Suite 4000

Chicago, IL 60602

Attention: LeRoy T. Carlson, Jr., President and CEO

Telephone:  (312) 630-1900

Facsimile:  (312) 630-9299

with a copy (which shall not constitute notice) to:

Telephone and Data Systems, Inc.

c/o Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: William S. DeCarlo, General Counsel

Telephone: (312) 853-6094

Facsimile: (312) 853-7036

If to GAMCO:

GAMCO Asset Management Inc.

One Corporate Center

Rye, New York 10580-1435

Attention:  Douglas R. Jamieson, President

Telephone:  (914) 921-5020

Facsimile: (914) 921-5384

with a copy (which shall not constitute notice) to:

GAMCO Asset Management Inc.

One Corporate Center

Rye, New York 10580-1435

Attention: Peter D. Goldstein, Director of Regulatory Affairs

Telephone:  (914) 921-7732

Facsimile: (914) 921-5384

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given: (i) if delivered personally, when delivered, (ii) if sent by facsimile, upon confirmation of facsimile transfer, (iii) if sent by nationally-recognized overnight courier, on the first business day after the business day on which the same has been deposited with such overnight courier, or (iv) if sent by registered or certified mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

Section 12.                                   Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 13.                                   Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

Section 14.                                   Expenses.

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 15.                                   Third Party Beneficiaries.

Nothing in this Agreement is intended to confer on any person other than the parties hereto, their respective successors and assigns or any person who becomes a party to this Agreement by way of joinder, any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement.

Section 16.                                   Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
Name: LeRoy T. Carlson, Jr.
Title: President and Chief Executive Officer

GAMCO ASSET MANAGEMENT INC.

By:	/s/ Douglas R. Jamieson
Name: Douglas R. Jamieson
Title: President and Chief Operating Officer
of GAMCO Investors, Inc., parent of
GAMCO Asset Management Inc.

[Signature Page to Settlement Agreement]